Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Heckmann Corporation:

We consent to the use of our reports dated March 8, 2012, with respect to the consolidated balance sheet of Heckmann Corporation and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts”.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

March 14, 2012